EXHIBIT 1


CALIFORNIA MICRO DEVICES CORPORATION

                                         							NEWS RELEASE

                            						              Company	 Wade Meyercord
						                                          Contact:	Chairman of the Board
                                                 								(408)263-3214

                                           					Agency	  Ira Weingarten
                                          						Contact:	Equity Communications
                                                 								(805)897-1880

                                       						For Release:	1:00 PM Pacific Time

Milpitas, CA, July 21, 1995 - California Micro Devices Corporation (CMD), headquartered here, announced that Mr. Chan Desaigoudar has resigned as a director of the Company, effective July 20, 1995.

Mr. Desaigoudar was Chairman and CEO of the Company until October 27, 1994, when he was replaced and named Vice Chairman. On December 2, 1994, the Company terminated the employment of Mr. Desaigoudar and several other key management employees due to accounting and other irregularities uncovered during the course of an internal investigation. At that time, Mr. Desaigoudar declined to resign as a director.

California Micro Devices is a designer, manufacturer and marketer of integrated passive electronic components, which its calls IPECTM. CMD's silicon-based, thin film products are smaller, faster and integrate well into the major electronic industry trends toward smaller, portable equipment, higher frequencies and greater functionality.


215 TOPAZ STREET, MILPITAS, CA 95035-5630 PHONE (408)263-3214
FAX (408)263-7846

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